Eventbrite Reports Second Quarter 2021 Financial Results Revenue of $46.3 million, up over five-fold from the second quarter of 2020 Paid ticket volume increases 57% from Q1 2021 led by resurgence of in-person events Net loss and Adjusted EBITDA improve significantly reflecting product-led strategy and operating leverage SAN FRANCISCO--( )-- Eventbrite, Inc. (NYSE:EB), a global self-service ticketing and experienceBUSINESS WIRE technology platform, today posted its financial results for the quarter ended June 30, 2021. The Second Quarter 2021 Shareholder Letter can be found on Eventbrite’s Investor Relations website at .https://investor.eventbrite.com “As restrictions on in-person gatherings eased during the second quarter of 2021, Eventbrite’s creators and their audiences re-emerged in force. Our creators hosted a record number of events on the Eventbrite platform in the quarter, and paid ticket volume rose steadily throughout the quarter. Our strong financial results reflect the demand for live gathering, as well as the benefits of our strategic focus and increased operating leverage,” said Julia Hartz, Eventbrite co-founder and Chief Executive Officer. “Heading into the second half of the year, we plan to continue our investment in product development to address creators’ needs and lay the foundation for long-term growth as the journey continues toward a full reopening and return to live experiences.” Earnings Webcast Information Eventbrite will host a live Q&A session today at 2:00 p.m. Pacific Time to discuss the company’s second quarter financial results. The webcast of the conference call can be accessed as follows: Event: Eventbrite Second Quarter 2021 Earnings Conference Call Date: Thursday, August 5, 2021 Time: 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) Live Webcast Site: https://investor.eventbrite.com An archived webcast of the conference call will also be accessible on Eventbrite’s Investor Relations page, .https://investor.eventbrite.com About Eventbrite Eventbrite is a global self-service ticketing and experience technology platform that serves a community of hundreds of thousands of event creators in nearly 180 countries. Since inception, Eventbrite has been at the center of the experience economy, transforming the way people organize and attend events. The company was founded by Julia Hartz, Kevin Hartz and Renaud Visage, with a vision to build a self-service platform that would make it possible for anyone to create and sell tickets to live experiences. The Eventbrite platform provides an intuitive, secure, and reliable service that enables creators to plan and execute their live and online events, whether it’s an annual culinary festival attracting thousands of foodies, a professional webinar, a weekly yoga workshop or a youth dance class. With over 200 million tickets distributed to more than 4 million experiences in 2020, Eventbrite is where people all over the world discover new things to do or new ways to do more of what they love. Contacts Eventbrite Investor Relations investors@eventbrite.com Source: Eventbrite, Inc. Exhibit 99.1